Scottish Re Group Limited
P.O. Box HM2939
Crown House, Third Floor
4 Par-la-Ville Road
Hamilton HM12
Bermuda


New York Stock Exchange, Inc.
20 Broad Street, 17th Floor,
New York, New York 10005,
USA

15 November, 2005

Dear Sir,


SCOTTISH RE GROUP LIMITED
-------------------------

We have acted as counsel as to Cayman Islands law to Scottish Re Group Limited (the "Company") in connection with the proposed registration with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Act"), and the related application for listing on the New York Stock Exchange Inc. of 1,750,000 Ordinary Shares of the Company, par value US$0.01 (the "Shares") to be issued upon exercise of options granted and outstanding and options authorised and unissued under the 2004 Equity Incentive Compensation Plan pursuant to the Company's Registration Statement on Form S-8.


1  DOCUMENTS REVIEWED

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1 the Certificate of Incorporation and Memorandum and Articles of Association of the Company as registered on 12 November, 1998 as amended by special resolutions passed on 14 December, 2001, 2 May, 2002 and 7 April, 2005;

1.2 the written resolutions of the Board of Directors of the Company dated 10 February, 2003 and 2 November, 2005, the written resolutions of the Compensation Committee of the Company dated 15 March, 2004 and the corporate records of the Company maintained at its registered office in the Cayman Islands in relation to the Shares;


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1.3  the Notice of Annual General Meeting and Proxy Statement of the Company
     dated 2 April, 2004 (the "Proxy") and the minutes of the Annual General Meeting of the Company of 5 May, 2004;

1.4  the Compensation Committee Charter attached to the Director's Certificate;

1.5 the Company's registration statement on Form S-8 (the "Registration Statement");

1.6 the 2004 Equity Incentive Compensation Plan (the "Plan") in relation to 1,750,000 Ordinary Shares as exhibited at Annex B of the Proxy;

1.7 a Certificate of Good Standing issued by the Registrar of Companies (the "Certificate of Good Standing"); and

1.8 a certificate from a Director of the Company the form of which is annexed hereto (the "Director's Certificate").

2    ASSUMPTIONS

The following opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of the Cayman Islands which are in force on the date of this opinion. In giving this opinion we have relied (without further verification) upon the completeness and accuracy of the Director's Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1 copy documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals;

2.2  all signatures, initials and seals are genuine;

2.3 the power, authority and legal right of all parties under all relevant laws and regulations (other than the laws of the Cayman Islands) to enter into, execute, deliver and perform their respective obligations under the documents mentioned in the Registration Statement;

2.4 the Company will not issue Shares to any person the issuance of which would result in the total Controlled Shares (as such term is defined in the Articles of Association of the Company) of any person equalling or exceeding any limit set out in the Articles of Association of the Company;

2.5 no exceptional circumstances exist which give rise to the lifting of the corporate veil;

2.6 all preconditions to the obligations of the parties under the agreements mentioned herein have been satisfied or duly waived and there has been no breach of the terms of the said such agreements;

2.7 no invitation to subscribe for the Shares has been made to the public of the Cayman Islands;


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2.8  the Plan has not been revoked, terminated or amended and remains in full force and effect;

2.9 there is nothing under any law (other than the law of the Cayman Islands) which would or might affect the opinions hereinafter appearing. Specifically, we have made no independent investigation of the laws of New York or the federal laws of the United States of America.

3  OPINIONS

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1 the Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing under the laws of the Cayman Islands;

3.2 the issue of the Shares has been duly authorised by the Company and, when the Registration Statement filed by the Company to effect the registration of the Shares under the Act has been declared effective by the SEC and the Shares are issued and delivered in accordance with the Memorandum and Articles and the Plan against payment of the consideration therefor as provided therein and as provided for in the Plan and having a value not less than par value, the Shares will be duly authorised, validly issued, fully paid and non-assessable; and

3.3 under the laws of the Cayman Islands, the liability of a holder of a Share will be limited to the amount, if any, unpaid on any such Share and a holder of a Share will have no personal liability for the debts or obligations of the Company solely by reason of holding such Share.

Except as specifically stated herein, we make no comment with regard to any representations which may be made by the Company in any of the documents referred to above or otherwise or with regard to the commercial terms of the said documents.

This opinion is given as of the date shown and may not be relied upon as of any later date. This opinion may be relied upon by the addressees only. It may not be relied upon by any other person except with our prior written consent.

Yours faithfully,



MAPLES and CALDER


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To:   Scottish Re Group Limited
      P.O. Box HM2939
      Crown House, Third Floor
      4 Par-la-Ville Road
      Hamilton HM12
      Bermuda


      Whom it may concern





15 November, 2005


Dear Sirs,


SCOTTISH RE GROUP LIMITED (the "Company")
-----------------------------------------

We hereby consent to the filing of (i) this letter of consent, and (ii) our opinion, dated 15 November, 2005, addressed to the Company and the New York Stock Exchange, Inc., as Exhibit 5.1 to the Registration Statement on Form S-8 of Scottish Re Group Limited in respect of its 2004 Equity Incentive Compensation Plan and to the use of our name therein.


Yours faithfully,



Maples and Calder